Exhibit 99.1

University General Health System, Inc. Reports 146% Increase in Operating Income on 24% Higher Revenue for First Quarter of 2012

First Quarter Net Income of $489,438 Compares With Prior-Year Net Loss of ($439,768)

HOUSTON, TX--(Marketwire - May 10, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS), a diversified, integrated multi-specialty health delivery system, today announced improved operating results for the first quarter of 2012. The Company will host an investor conference call at 4:15 p.m. Eastern Time today to discuss first quarter operating results and other topics of interest (see details below).

Highlights for the quarter ended March 31, 2012:

●
Net patient revenue increased 7.6% to approximately $16.6 million, compared with approximately $15.4 million in the quarter ended March 31, 2011.  Average daily inpatient census at University General Hospital increased by 6.3% relative to prior-year levels, reflecting an average occupancy rate of 49.3%. The increase in net patient revenue was primarily attributable to the ongoing execution of the Company’s physician-centric, integrated health delivery system strategy.

●
Resident revenue for the senior living business segment approximated $1.9 million, support services revenue totaled $483,700, and other revenue totaled $117,189 in the most recent quarter.  The senior living properties reported continued stable utilization, with an overall occupancy rate in excess of 92% for the quarter ended March 31, 2012.

●
Total revenue rose 23.6% to $19.1 million, compared with $15.4 million in the first quarter of 2011.  Total revenue in the 2011 quarter did not include revenue from senior living and support services, as these business segments were acquired during the second half of 2011.

●
Net patient revenue, less provision for bad debt, from Medicare and Medicaid accounted for approximately 36.2% of total net patient revenue, and revenue from managed care contracts and other third party payors accounted for approximately 63.1% of net patient revenue for the quarter ended March 31, 2012.  This compared with 37.2% of total net patient revenue from Medicare and Medicaid and 60.7% from managed care contracts and other third-party payors in the prior-year quarter.  Self-pay revenue increased from 3.9% of total net patient revenue in the quarter ended March 31, 2011 to 9.1% in the quarter ended March 31, 2012.  The provision for bad debt was 8.4% in the most recent quarter, versus 1.8% in the comparable 2011 period.

●
Operating income improved 145.7% to approximately $2.0 million in the three months ended March 31, 2012, versus approximately $0.8 million in the prior-year quarter, primarily due to the increase in revenue, along with cost containment measures implemented in the fourth quarter of 2011.

●
The Company recorded net income attributable to common shareholders of $489,438, or $0.00 per share, in the most recent quarter, compared with a net loss attributable to common shareholders of ($439,768), or ($0.00) per share, in the comparable quarter of 2011.

●
EBITDA for the quarter increased 44.8% to approximately $3.7 million in the most recent quarter, versus approximately $2.6 million in the first quarter of 2011 (EBITDA is a non-GAAP measure that is reconciled with GAAP results in a table at the end of this press release).

●	Shareholders’ equity improved to ($108,610) at March 31, 2012, from ($407,469) at December 31, 2011.

"Our 23.6% increase in total revenue this quarter was attributable to the mid-year acquisitions of TrinityCare Senior Living and Autimis, higher inpatient occupancy rates at our flagship University General Hospital, and the continued implementation of our integrated health delivery model," commented Dr. Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "We also reported positive net income, as profitability improved by approximately $929,000 relative to last year's first quarter, reflecting higher revenue and our ability to control costs while expanding our regional health care network in the Houston area."

"We believe recently announced private equity investments in the Company by accredited investors and institutions will allow us to continue to strengthen our balance sheet and prepare University General for further expansion in Houston and other metropolitan markets. We also expect pending and completed strategic acquisitions to be accretive to our integrated health care system and to our financial performance during the balance of 2012. This quarter, University General Health System celebrated its first year as a public company, and we believe the strategy we have developed provides a strong foundation from which to grow revenue, earnings and shareholder value in coming years."

Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business. The Company defines Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of assets, depreciation and amortization (including non-cash impairment charges), amortization of deferred gain, and non-cash stock-based compensation expense.

The Company believes Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

●	It is helpful in identifying trends in day-to-day performance because the items excluded have little or no significance to day-to-day operations;

●
It provides an assessment of controllable expenses and affords management the ability to make decisions that are expected to facilitate meeting current financial goals and achieve optimal financial performance; and

●	It is an indication of whether adjustments to current spending decisions are necessary.

Investor Conference Call

Management of University Health System will host a conference call today -- Thursday, May 10, 2012 -- at 4:15 p.m. EDT. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international participants dial 412-317-6789) and requesting participation in the "University General Health System Conference Call" at least five minutes before 4:15 pm EDT on May 10, 2012.

A replay of the conference call will be available one hour after the call through May 17, 2012 at 9:00 am EDT by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID# 10014224.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers and a Hyperbaric Wound Care Center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com

Michael Porter
President, Porter, LeVay & Rose
Investor Relations
212-564-4700
Michael@plrinvest.com

(Financial Highlights Follow)

 UNIVERSITY GENERAL HEALTH SYSTEM, INC.
Consolidated Balance Sheets
	March 31	December 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$423,894	$538,018
Accounts receivables, net	11,480,073	10,913,361
Inventories	1,897,444	1,908,177
Receivables from related parties	584,021	658,764
Prepaid expenses and other assets	960,576	1,275,104
Total current assets	15,346,008	15,293,424

Investments in unconsolidated affiliates	687,323	687,323
Property and equipment, net	76,241,012	77,012,883
Intangible assets	1,110,000	1,140,000
Goodwill	18,299,310	18,299,310
Other assets	1,964,611	2,234,985
Total assets	$113,648,264	$114,667,925

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$10,680,342	$11,874,720
Payables to related parties	2,507,940	2,493,088
Accrued expenses	8,841,149	7,516,940
Accrued acquisition cost	1,007,380	1,007,380
Taxes Payable	4,943,678	4,171,826
Deferred revenue	349,322	314,876
Lines of credit	8,451,025	8,451,025
Notes payable, current portion	27,298,071	28,982,331
Notes payable to related parties, current portion	2,754,455	2,798,783
Capital lease obligations, current portion	5,976,202	5,943,685
Capital lease obligation to related party, current portion	249,154	239,409
Total current liabilities	73,058,718	73,794,063

Lines of credit	-	-
Notes payable, less current portion	7,840,348	8,459,474
Notes payable to related parties, less current portion	1,910,040	1,983,514
Capital lease obligations, less current portion	215,259	34,893
Capital lease obligation payable to related party, less current portion	30,732,509	30,803,450
Total liabilities	113,756,874	115,075,394

Commitments and contingencies	-	-

Shareholders’ equity (deficit)
Preferred stock, $0.001 par value, 20,000,000 shares authorized, 3,000 shares issued and outstanding	3	3
Common stock, $0.001 par value, 480,000,000 shares authorized; 283,440,226 shares issued and outstanding	283,440	283,440
Additional paid in capital	48,905,461	49,078,223
Shareholders’ receivables	(2,239,068)	(2,219,068)
Accumulated deficit	(52,393,589)	(52,883,027)
Total shareholders’ deficit	(5,443,753)	(5,740,429)
Non-controlling interest	5,335,143	5,332,960
Total equity (deficit)	(108,610)	(407,469)
Total liabilities and shareholders’ equity (deficit)	$113,648,264	$114,667,925

UNIVERSITY GENERAL HEALTH SYSTEM, INC.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Revenues
Net patient service revenues, net of contractual adjustments and provision for bad debt	$16,617,733	$15,443,233
Resident revenues	1,868,433	-
Support services revenues	483,700	-
Other revenues	117,189	5,982
Total revenues	19,087,055	15,449,215

Operating expenses
Salaries, benefits, and other employee costs	8,281,991	6,134,717
Medical supplies	2,932,125	3,160,635
Management fees	-	1,389,655
General and administrative expenses	4,227,502	3,484,039
Gain on extinguishment of liabilities	(96,739)	(1,303,366)
Depreciation and amortization	1,725,173	1,762,607
Total operating expenses	17,070,052	14,628,287
Operating income	2,017,003	820,928
Interest expense	(1,437,965)	(1,179,696)
Other Income	11,583	-
Income (loss) before income tax	590,621	(358,768)
State income tax expense	99,000	81,000
Income (loss) before non-controlling interest	$491,621	(439,768)

Net income attributable to non-controlling interests	(2,183)	-
Net income (loss) attributable to Company	$489,438	$(439,768)

Basic and diluted earnings (loss) per share data:
Basic and diluted earnings (loss) per share	$0.00	$(0.00)

Basic and diluted weighted average shares outstanding	283,440,226	174,728,566

UNIVERSITY GENERAL HEALTH SYSTEM, INC.
Consolidated Statements of Cash Flows
 (Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$491,621	$(439,768)
Adjustments to reconcile net income (loss) to net cash provided by (used in ) operating activities:
Depreciation and amortization	1,725,173	1,762,607
Provision for doubtful accounts	1,396,912	290,803
Gain on sales of assets	(11,583)	-
Gain on extinguishment of liabilities	(96,739)	(1,303,366)
Net changes in operating assets and liabilities:
Accounts receivable	(1,963,624)	(931,820)
Related party receivables and payables	89,595	(387,673)
Inventories	10,733	(148,448)
Prepaid expenses and other assets	343,406	(96,597)
Accounts payable, accrued expenses and taxes payable	951,097	(3,772,955)
Deferred revenues	34,446	-
Net cash provided by (used in) operating activities	2,971,037	(5,027,217)
Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(295,319)	(176,744)
Net cash used in investing activities	(295,319)	(176,744)
Cash flows from financing activities:
Redemption of common stock	-	(50,000)
Distribution to noncontrolling interests	(172,762)	-
Issuance of common stock	-	7,120,000
Payments on notes payable	(2,275,465)	(1,752,559)
Borrowings under notes payable to related party	-	2,953,500
Payments on notes payable to related party	(118,398)	(1,681,646)
Payments on capital leases	(162,021)	(3,528,229)
Payments on capital leases obligation to related party	(61,196)	(23,925)
Net cash (used in) provided by financing activities	(2,789,842)	3,037,141

Net decrease in cash and cash equivalents	(114,124)	(2,166,820)
Cash and cash equivalents:
Beginning of period	538,018	2,291,754
End of period	$423,894	$124,934
Supplemental disclosures of cash flow information:
Interest paid	$1,245,269	$268,426
Income taxes paid	$383,434	$3,244,931
Supplemental noncash investing activities:
Property and equipment additions financed	$374,904	$-
Supplemental noncash financing activities:
Exchange of debt for common stock in February 2011	$-	$3,500,000
Issuance of common stock in February 2011	$-	$2,130,000
Issuance of common stock to affiliate for termination of service agreement	$-	$1,000,000

UNIVERSITY GENERAL HEALTH SYSTEM, INC.
Adjusted EBITDA Calculation

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$489,438	$(489,438)
Provision (benefit) for income taxes	99,000	81,000
Other non-operating expense (income)	(11,583)	-
Interest expense:
Debt and lease obligations	1,457,965	1,179,696
Interest income	(20,000)	-
Depreciation and amortization	1,725,173	1,762,607
Adjusted EBITDA	$3,739,993	$2,583,535